SELECTED DEALER AGREEMENT

COVERING SHARES OF BENEFICIAL INTEREST IN

O'CONNOR FUND OF FUNDS: MASTERS

BETWEEN

UBS FINANCIAL SERVICES INC.

AND

_____________________________

(NAME OF SELECTED DEALER)

The Selected Dealer named above and UBS Financial Services Inc., the distributor of shares of beneficial interest in O'Connor Fund of Funds: Masters, agree to the terms and conditions set forth in this agreement.

Selected Dealer Signature	UBS FINANCIAL SERVICES INC.

Principal Officer	Authorized Signatory

1285 Avenue of the Americas New York, NY 10019
Address	Address

Employer Identification No.	Date

The Selected Dealer and UBS Financial Services Inc. (the "Distributor"), the distributor of the shares of beneficial interest (the "Shares") of O'Connor Fund of Funds: Masters (the "Fund"), agree as follows in connection with the offering of Shares of the Fund:

1.           Shares may be offered during an initial offering period and thereafter (the "Offering Period") that commences, with respect to the Selected Dealer, on the date of this Agreement and will terminate on a date that the Distributor shall determine and provide by notice to the Selected Dealer.  The Distributor may extend the Offering Period or commence one or more new Offering Periods in its sole discretion and will notify the Selected Dealer to such effect.

2.           An order for Shares of the Fund will be confirmed only at the price calculated as described in the Fund's prospectus (plus a sales charge of up to 2%, determined as set forth in the prospectus of the Fund) and at such time as the Distributor determines.  No orders will be accepted until the Fund's registration statement filed with the Securities and Exchange Commission (the "SEC") has been declared effective by the SEC.

3.            The minimum order size is as set forth in the prospectus.  All orders are subject to acceptance or rejection by the Fund in its sole discretion.  Without limitation to the foregoing, the Distributor reserves the right to reject any order or portion thereof as to which the Selected Dealer is unable to deliver a certificate in the form attached to the Prospectus.  The Selected Dealer understands that neither the Fund nor the Distributor has any obligation or intention to purchase any Shares from the Selected Dealer at any price, except that the Fund intends to make periodic repurchase offers as described in its prospectus.  Any representation as to a tender or repurchase offer by the Fund, other than that which is set forth in the Fund's then current prospectus, is expressly prohibited.  The Selected Dealer hereby covenants that it (i) will sell Shares only in the manner and subject to the conditions and limitations set forth in the Fund's prospectus, (ii) will not make a secondary market in any Shares of the Fund, (iii) will not purchase or hold such Shares in inventory for the purpose of resale in the open market, (iv) will offer and sell Shares only to persons who the Selected Dealer reasonably believes are "qualified clients," as such term is defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended, and  (iv) will not repurchase such Shares in the open market.

4.            The Selected Dealer shall remit the purchase price for all orders to the Fund as directed from time to time by the Distributor.  On each purchase of Shares, the Selected Dealer shall be entitled to a concession determined according to the following formula:

Amount of Purchase	Concession

In addition to the foregoing concession, the Distributor will pay to the Selected Dealer, from its own resources, a concession equal to ____ in respect of each dollar of Shares sold by the Selected Dealer.

No concessions will be paid to the Selected Dealer for the investment of dividends or other distributions in additional Shares.

5.           By signing this Agreement, both the Distributor and the Selected Dealer warrant that they are members of the Financial Industry Regulatory Authority ("FINRA"), and agree that termination of such membership by either party at any time shall terminate this Agreement forthwith regardless of the provisions of paragraph 11 hereof.  Each party further agrees to comply with all applicable rules and regulations of FINRA and specifically to observe the following provisions:

(a)           Neither the Distributor nor the Selected Dealer shall withhold placing customers' orders for Shares so as to profit itself as a result of such withholding.

(b)           The Selected Dealer shall not purchase Shares through the Distributor other than for investment, except for the purpose of covering purchase orders already received.

6.           The Selected Dealer shall be solely responsible for making all determinations pursuant to FINRA Rule 2310 as to the suitability of Shares for each customer to whom it recommends Shares.

7.           The Selected Dealer is not for any purposes employed or retained as or authorized to act as broker, agent or employee of the Fund or of the Distributor, and the Selected Dealer is not authorized in any manner to act for the Fund or the Distributor or to make any representations on behalf of the Distributor.  In selling Shares under this Agreement, the Selected Dealer shall be entitled to rely only upon matters stated in the current offering prospectus of the Fund and upon such written representations, if any, as may be made by the Distributor to the Selected Dealer.

8.           During the Offering Period, the Distributor will furnish to the Selected Dealer, without charge, reasonable quantities of the current offering prospectus of the Fund and sales material issued from time to time by the Distributor.  The Selected Dealer will not alter such materials in any way or use any other materials to market the Shares.

9.           Either party to this Agreement may cancel this Agreement by written notice to the other party.  Such cancellation shall be effective at the close of business on the fifth day following the date on which such notice was given.  The Distributor may modify this Agreement at any time by written notice to the Selected Dealer.  Such notice shall be deemed to have been given on the date upon which it was either delivered personally to the other party or any officer or member thereof, or was mailed postage-paid, or delivered to a telegraph office for transmission to the other party at his or its address as shown herein.

10.           Neither party to this Agreement shall be liable to the other party for any loss incurred as a result of activities hereunder except for (i) acts that constitute bad faith, willful misconduct or gross negligence and (ii) obligations expressly assumed under this Agreement.

11.           The Selected Dealer agrees to indemnify, defend and hold harmless the Distributor and the Fund and their predecessors, successors, and affiliates, each current or former partner, shareholder, officer, director, employee, shareholder or agent and each person who controls or is controlled by the Distributor from any and all losses, claims, liabilities, costs, and expenses, including attorneys' fees, that may be assessed against or suffered or incurred by any of them howsoever they arise, and as they are incurred, which relate in any way to:  (i) any alleged violation of any statute or regulation (including without limitation the securities laws and regulations of the United States or any state) or any alleged tort or breach of contract, related to the offer or sale by the Selected Dealer of Shares pursuant to this Agreement; or (ii) the breach by the Selected Dealer of any of its representations and warranties specified herein or the Selected Dealer's failure to comply with the terms and conditions of this Agreement.

12.           This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles and shall be binding upon both parties hereto when signed by the Distributor and by the Selected Dealer in the spaces provided on the cover of this Agreement.  This Agreement shall not be applicable to Shares of the Fund in any jurisdiction in which such Shares are not qualified for sale.  The Distributor will provide the Selected Dealer with a list of the states and other jurisdictions in which the Shares have been qualified for sale.